EXHIBIT 99.3
DATE: June 5, 2006
TO: All Sterling Savings Bank Managers and Subsidiary Managers
FROM: Heidi Stanley, COO & Vice Chairman
RE: FirstBank Acquisition
MEMO
Today, Sterling announced that it has entered into a definitive agreement to acquire FirstBank NW Corp (FirstBank) of Clarkston, Washington. FirstBank has 21 branches located throughout Washington, Oregon and Idaho (listed below). We are pleased to welcome the employees, customers and shareholders of FirstBank into the Sterling Family.
Sterling and FirstBank match up well culturally, and, looking forward, we expect that the opportunities from this acquisition will be a win-win for both companies. This transaction is unique in that it not only expands our Community Bank franchise, it increases and solidifies our deposit market share in Idaho (from 16th to 5th ranked) and complements our existing franchise in Washington and Oregon.
The combined company will have approximately $9.2 billion in total assets, deposits in excess of $6.1 billion and loans in excess of $6.4 billion (these numbers include December 31, 2005 Lynnwood data, which is expected to close in July 2006). Based on Friday’s closing prices, the combined company would have a market capitalization of approximately $1.2 billion. We anticipate closing this transaction in the 4th quarter of this year, with system integration targeted for the 1st quarter of 2007.
Sterling’s size, array of products, technology, delivery systems, lending capabilities and understanding of the markets will allow our bankers to serve a broader segment of the market, opening doors to many customers we have not serviced in the past. Sterling will also be able to provide a number of new products and services to FirstBank’s existing customers.
We do expect some branch consolidation, although there currently are no plans for production staff reductions. We anticipate many of the FirstBank back office staff will be given opportunities to fill positions created by the expansion of other areas of Sterling. The overlap in the branch network provides natural consolidation options in a few communities, but creates expanded customer service opportunities in others.
We are excited about the challenges and opportunities in front of Sterling and look forward to working with the FirstBank team.
On a personal note, Sterling is good at the integration of acquisitions – it takes a team effort and you are just the team to do it!! I truly appreciate all your efforts everyday!
Sincerely,
Heidi B. Stanley
COO & Vice Chairman
Sterling Savings Bank

List of FirstBank Locations

Idaho		Oregon
•	Lewiston	•	La Grande
•	Lewiston Orchards	•	Island City
•	Post Falls	•	Pendleton
•	Coeur d’Alene	•	Enterprise
•	Moscow	•	John Day
•	Grangeville	•	Baker City
•	Boise	•	Burns
•	Hayden Lake	•	Vale
•	Nampa	•	Ontario

Washington
•	Clarkston
•	Liberty Lake
•	Spokane